Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-131689) pertaining to the 2007 Equity Incentive Plan of Spansion Inc., (Form S-8 No. 333-143835) pertaining to the 2005 Equity Incentive Plan of Spansion Inc., and (Form S-3 No. 333-139833) and related prospectus of Spansion Inc. of our audit reports dated February 27, 2008, with respect to the consolidated financial statements of Spansion Inc. and the effectiveness of internal control over financial reporting of Spansion Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 30, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

February 27, 2008